 Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Reports Record Bookings in First Quarter of Fiscal 2022;
Raises Annual Guidance Approximately 80% on Strength of Semiconductor Test and Burn-in Sales for Electric Vehicles

Fremont, CA (September 23, 2021) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced financial results for its first quarter of fiscal 2022 ended August 31, 2021. The Company also raised its revenue guidance for fiscal 2022 by approximately 80% to at least $50 million.

Fiscal First Quarter Financial Results:

●
Net sales were $5.6 million, up 181% from $2.0 million in the first quarter of fiscal 2021.
●
GAAP net income was $696,000, or $0.03 per diluted share, which includes the impact of forgiveness of $1.7 million in loans from the Paycheck Protection Program (“PPP”) it received in fiscal 2020. This compares to GAAP net income of $107,000, or $0.00 per diluted share, in the first quarter of fiscal 2021, which includes the impact of a gain of $2.4 million related to the closure of Aehr’s Japan subsidiary during the quarter.
●
Non-GAAP net loss was $414,000, or $0.02 per diluted share, which excludes the impact of stock-based compensation and forgiveness of the PPP loan. This compares to non-GAAP net loss of $2.0 million, or $0.09 per diluted share, in the first quarter of fiscal 2021, which excludes the impact of stock-based compensation, and the non-cash net gain related to the closure of Aehr’s Japan subsidiary.
●
Backlog as of August 31, 2021 was $16.6 million, up from $1.6 million as of May 31, 2021. Effective backlog, which includes all orders announced since the end of the first quarter, is over $36 million.

An explanation of the use of non-GAAP financial measures and a reconciliation of Aehr’s non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“We are off to a strong start for fiscal 2022, finishing the first quarter with record bookings for a single quarter of $20.7 million. Since the end of the quarter, we have announced an additional $19.4 million in bookings, bringing our total bookings for the fiscal year to over $40 million as of today’s date.

“Our strong bookings include several sizable orders received over the past few months from our lead silicon carbide test and burn-in customer for our FOX-XP™ systems and WaferPak™ Contactors to support testing of silicon carbide power devices for electric vehicles. Each of these silicon carbide-focused FOX-XP systems is configured to test eighteen silicon carbide wafers in parallel in the footprint of a typical single wafer test solution, while contacting and testing 100% of the devices in parallel on each wafer. This Fortune 500 customer is a major automotive semiconductor supplier, and we continue to work closely with them to achieve their test and burn-in requirements and capacity needs. They continue to forecast orders for additional FOX systems and WaferPaks this fiscal year and a significant number of systems and WaferPaks over the next several years driven by electric vehicle semiconductor test and burn-in demand.

“In addition to this large opportunity with our lead silicon carbide customer, we are currently in detailed discussions with multiple other major silicon carbide suppliers regarding their wafer level test and burn-in needs. We believe we will add several new silicon carbide customers over the next 18 months that will ramp into production on our solutions.

“We are seeing very strong demand across the industry for wafer level burn-in of silicon carbide devices and continue to ramp our FOX multi-wafer test and burn-in systems and full wafer WaferPaks to meet this silicon carbide market opportunity which we believe is only just beginning. We believe silicon carbide power semiconductors have emerged as the preferred technology for the electric power conversion and control of the electric engines in what are called traction inverters as well as the on-board electric vehicle battery chargers.

Aehr Test Systems Reports First Quarter Fiscal 2022 Financial Results
September 23, 2021

“The silicon carbide power semiconductor device market is expected to increase over 500% between 2020 and 2026, growing at a compound average growth rate (“CAGR”) of 36% to $4.5 billion, according to Yole Research’s latest forecast. And a report from Deloitte forecasts that the total electric vehicle industry will likely grow at a CAGR of 29% from 2020 to 2025, before reaching 31.1 million vehicles by 2030 and securing approximately 32% of the total market share for new car sales. Market research firm Exawatt (exa-watt.com) estimates that the total market for silicon carbide wafers for power semiconductors for electric vehicles in 2021 will be 133,000 150mm equivalent wafers and the total market will exceed 1.23 million 150 mm equivalent wafers in 2030. These stats highlight the tremendous opportunity Aehr Test has in front of it with its wafer level test and burn-in solution for electric vehicle semiconductors.

“In addition to the devices in the electric vehicles, the energy infrastructure market that includes charging stations, wind farms, and solar panels in both solar farms and for individual homes and businesses all are markets that are consuming more silicon carbide devices than electric vehicles today and are growing at a rapid rate over the next decade. We believe it is very clear that this infrastructure is going to need to grow to support the electric vehicle demand. Many countries including the United States are putting in place government subsidies and infrastructure for these charging stations, wind farms, and solar farms to be installed to support a greener, more sustainable, and reduced carbon emission world.

“Our FOX family of products are cost-effective solutions for ensuring the critical quality and reliability of devices in these markets, and we anticipate that wafer level test and burn-in will become the industry standard for quality and reliability screening of silicon carbide devices. With the most cost-effective solution in the market to address this opportunity, we believe that Aehr has the chance to achieve a significant market share.

“In addition to our success in the silicon carbide applications, we continue to see signs of strengthening in the silicon photonics test and burn-in market. During this quarter we received and shipped our first order in China for our FOX solution for production test of silicon photonics devices, expanding our customer base for silicon photonics with this new customer that serves international as well as China markets.

“Several other customers addressing the silicon photonics market have also forecast additional system and contactor capacity needs this fiscal year. These include needs to address incremental production capacity as well as capacity to address new customer and new product qualification and engineering. Silicon photonics devices address the 5G and data center infrastructure industry as well as several other key markets, and Yole Research predicts that the silicon photonics market will grow at a 36% CAGR from 2020 to 2025.

“Our customers are using our FOX wafer level solutions for 100% test and burn-in rather than just sampling of their integrated silicon photonics devices, and we currently have five silicon photonics customers that are shipping products to their customers using our FOX solution. We see a significant opportunity for growth as we expand within these customers and add additional new silicon photonics customers.

“We also continue with multiple programs using our FOX systems for production test and burn-in of new applications for 2D/3D sensors for mobile devices. We expect to see meaningful bookings and revenue from these programs this fiscal year and continue to be optimistic about this market space.

“As we discussed and anticipated last year during the beginning of the COVID-19 pandemic, we have emerged a stronger company, with more production customers, more markets and applications, and higher value products than we had before the start of the pandemic. With our record bookings and the strength of our semiconductor test and burn-in solutions as well as the positive response we are getting from multiple new potential customers in the silicon carbide space, we are confident in our growth and are raising our guidance for revenue for the year.”

Fiscal 2022 Financial Guidance:

For the fiscal year ending May 31, 2022, Aehr is raising its previously provided guidance for full year total revenue of greater than $28 million by approximately 80% to at least $50 million, which is over three times the previous fiscal year’s revenue. The Company expects to be profitable for the fiscal year at these revenue levels based upon its operating model.

Management Conference Call and Webcast

Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its fiscal 2022 first quarter operating results. To access the live call, dial 800-437-2398 (US and Canada) or +1 323-289-6576 (International) and give the participant passcode 5352296. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on September 30, 2021. To access the replay dial-in information, please click here.

Aehr Test Systems Reports First Quarter Fiscal 2022 Financial Results
September 23, 2021

About Aehr Test Systems

Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak Contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

 Safe Harbor Statement

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements generally relate to future events or Aehr’s future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," “sees,” or "continue," or the negative of these words or other similar terms or expressions that concern Aehr’s expectations, strategy, priorities, plans, or intentions. Forward-looking statements in this press release include, but are not limited to, Aehr’s ability to generate bookings and revenue increases in the future, including the first quarter of fiscal 2022; future requirements and orders of Aehr’s new and existing customers; bookings forecasted for proprietary WaferPakTM and DiePak consumables across multiple market segments;the temporary nature of customer pushouts; shipping timelines for products and follow-on capacity orders; the growth of Aehr’s systems and consumables, including as a percentage of total sales; financial guidance for fiscal 2022, including related to revenue and profitability, and expectations regarding fiscal 2022; Aehr’s ability to expand its number of customers using its FOX-PTM solutions; the ability to secure potential customer engagements; expectations related to long-term demand for Aehr’s productions and the attractiveness of key markets; the belief that Aehr will be stronger after the current worldwide COVID-19 pandemic, including expectations related to greater production, more customers, more applications, and higher value products. The forward-looking statements contained in this press release are also subject to other risks and uncertainties, including those more fully described in Aehr’s recent 10-K, 10-Q and other reports filed from time to time with the Securities and Exchange Commission. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

 – Financial Tables to Follow –

Aehr Test Systems Reports First Quarter Fiscal 2022 Financial Results
September 23, 2021

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Aug 31,	May 31,	Aug 31,
	2021	2021	2020

Net sales	$5,646	$7,638	$2,012
Cost of sales	3,365	4,104	1,785
Gross profit	2,281	3,534	227

Operating expenses:
Selling, general and administrative	1,953	1,904	1,514
Research and development	1,321	1,029	900
Total operating expenses	3,274	2,933	2,414

(Loss) income from operations	(993)	601	(2,187)

Interest expense, net	(9)	(11)	(13)
Net gain from dissolution of Aehr Test Systems Japan	-	-	2,186
Income from forgiveness of PPP loan	1,698	-	-
Other income (expense), net	23	(23)	(94)

Income (loss) before income tax (expense) benefit	719	567	(108)

Income tax (expense) benefit	(23)	-	215

Net income	$696	$567	$107

Net income per share
Basic	$0.03	$0.02	$0.00
Diluted	$0.03	$0.02	$0.00

Shares used in per share calculations:
Basic	23,999	23,659	23,248
Diluted	25,356	23,916	23,455

-more-

Aehr Test Systems Reports First Quarter Fiscal 2022 Financial Results
September 23, 2021

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Aug 31,	May 31,	Aug 31,
	2021	2021	2020

GAAP net income	$696	$567	$107
Stock-based compensation expense	588	303	270
Dissolution of Aehr Test Systems Japan	-	-	(2,401)
Income from forgiveness of PPP loan	(1,698)	-	-
Non-GAAP net (loss) income	$(414)	$870	$(2,024)

GAAP net income per diluted share	$0.03	$0.02	$0.00
Non-GAAP net (loss) income per diluted share	$(0.02)	$0.04	$(0.09)
Shares used in GAAP diluted shares calculation	25,356	23,916	23,455
Shares used in non-GAAP diluted shares calculation	23,999	23,916	23,248

Non-GAAP net (loss) income is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net (loss) income is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income. This limitation is best addressed by using this measure in combination with net (loss) income (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the Company’s management and facilitate comparisons of this period’s results with prior periods.

-more-

Aehr Test Systems Reports First Quarter Fiscal 2022 Financial Results
September 23, 2021

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 31,	May 31,
	2021	2021

ASSETS

Current assets:
Cash and cash equivalents	$6,530	$4,582
Accounts receivable, net	4,264	5,202
Inventories	10,146	8,849
Prepaid expenses and other	759	551
Total current assets	21,699	19,184

Property and equipment, net	676	677
Operating lease right-of-use assets	1,437	1,606
Other assets	189	198
Total assets	$24,001	$21,665

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	2,753	2,893
Accrued expenses	1,978	2,163
Operating lease liabilities, short-term	750	737
Customer deposits and deferred revenue, short-term	3,279	189
Line of credit	-	1,400
Current portion of long-term debt	-	1,679
Total current liabilities	8,760	9,061

Operating lease liabilities, long-term	813	1,007
Deferred revenue, long-term	150	99
Other liabilities	46	49
Total liabilities	9,769	10,216

Total shareholders' equity	14,232	11,449

Total liabilities and shareholders' equity	$24,001	$21,665

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